Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated October 19, 2006, except for Note 5, paragraph 4, which is dated November 7, 2006, on the financial statements of Northwest Iowa Renewable Energy, LLC as of December 31, 2005 and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (June 6, 2005) to December 31, 2005 in the Form SB-2 Registration Statement of Northwest Iowa Renewable Energy, LLC dated on or about November 13, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
November 13, 2006